Exhibit 99.1

PRESS RELEASE
Contact:
Kelly Loeffler, VP, Investor and Public Relations	Guy Taylor
IntercontinentalExchange	New York Board of Trade
770-857-4726	(212) 748-4103
kelly.loeffler@theice.com	gtaylor@nybot.com

Ellen G. Resnick, Crystal Clear Communications 773-929-9292 (o); 312-399-9295 (c) eresnick@crystalclearPR.com
NYBOT Announces Appointment of Thomas W. Farley as President and COO
ATLANTA and NEW YORK (January 29, 2007) — IntercontinentalExchange (NYSE: ICE), the leading electronic energy marketplace and soft commodities exchange, and its regulated subsidiary, the New York Board of Trade (NYBOT), announced today that Thomas W. Farley has been appointed President and Chief Operating Officer of the NYBOT, effective February 20, 2007.
Farley was previously President of SunGard’s Kiodex business unit. During his time at Kiodex, he also held the positions of Chief Operating Officer and Chief Financial Officer. Farley will join the NYBOT Board of Directors.
“Tom brings leadership skills and an entrepreneurial background, and we are pleased to welcome him as a member of our dedicated management team,” said ICE Chairman and Chief Executive Officer Jeffrey C. Sprecher. “Tom’s experience in financial services includes his key role in building and managing a rapidly growing, leading energy and commodity risk management business.”
“I am excited to join the team at this important time in NYBOT’s 136-year history as NYBOT and ICE combine their strengths,” said Farley. “There are many opportunities to continue to expand NYBOT’s food, fiber and financial products markets, and I look forward to working with the ICE and NYBOT teams to help achieve the aggressive plans for growth.”
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts and the leading soft commodity exchange. ICE’s markets offer access to a range of contracts based on crude oil and refined products, natural gas, power and emissions, as well as soft commodities including cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to currency and index futures and options. ICE® conducts its energy futures markets through its U.K. regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange. ICE Futures offers liquid markets in the world’s leading oil benchmarks, Brent Crude futures and West Texas Intermediate (WTI) Crude futures, trading nearly half of the world’s global crude futures by volume of commodity traded. ICE conducts its soft commodity futures and options markets through its U.S. regulated subsidiary, the New York Board of Trade®. For more than a century, the NYBOT® has provided global markets for food, fiber and financial products. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com and www.nybot.com.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the Company’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and the Company’s Registration Statement on Form S-4 (File No. 333-138312), as filed with the Securities and Exchange Commission on November 16, 2006.